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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     Yankee Gas Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     Yankee Energy Financial Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     Yankee Energy Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name in Connecticut and New Jersey.

     NorConn Properties, Inc. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

    R. M. Services, Inc. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name in Connecticut, Alaska, Arizona, Arkansas, California, D.C., Florida, Hawaii, Idaho, Illinois, Indiana, Louisiana, Michigan, Oregon, New Jersey, North Dakota, South Carolina, Vermont and West Virginia. R. M. Services, Inc. does business in Colorado, Illinois, Maine, Maryland, Massachusetts, Minnesota, New York, North Carolina, Ohio, Pennsylvania, Texas, Utah, Washington and West Virginia under the name R.M. Connecticut Services, Inc.